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                                                                    Exhibit 99.1

                     [NORTH FORK BANCORPORATION LETTERHEAD]


Dear Stockholder:

         I am pleased to send you a prospectus describing our Dividend Reinvestment and Stock Purchase Plan. This Plan offers our stockholders the opportunity to purchase additional shares of our common stock. You may purchase shares of our common stock either with reinvested dividends or with optional cash payments forwarded to the Plan Administrator, EquiServe Trust Company, N.A. Other than a fee for automatic monthly investments, you will not be charged any brokerage commissions, fees or service charges for purchases under the Plan.

         The prospectus gives full details regarding the Plan, including minimum and maximum dollar amounts for any optional cash investments.

         If you would like to participate in the Plan, please complete and return the enclosed Authorization Form to EquiServe in the enclosed postage prepaid envelope.

Sincerely,




John Adam Kanas